Exhibit 10.102
Date 10.08.09

PRIVATE & CONFIDENTIAL
Name:	Mr Damon Swarbrick
Edinburgh

Dear Mr Swarbrick

Further to our recent discussions, I am delighted to offer you the position of Chief Executive Officer - UBSN, reporting to the undersigned, subject to the following terms and conditions:

1.	The position will be based from Faversham- Kent-UK. The Company reserves the right to relocate your place of work based on any business decisions.

2.	Your salary will be at the rate of £90000 (Ninety Thousand pounds) per annum, paid monthly in arrears by direct transfer to a bank account of your choice.

Your salary will be reviewed annually on 1st January with the first review in 2011.

3.	Commencement date: To be on or before 9th Nov 2009.

4.
Normal hours of work will be a 37.5 hour week.  However, this position entails work outwith normal office hours and duties at weekends from time to time.  Such additional hours will be covered by your salary.

5.
Paid holiday entitlement will be at the rate of 25 days per calendar year accruing each year pro rata for each completed month of service, plus local statutory and public holidays.  Should your employment terminate deductions from salary shall be made in respect of holiday taken in excess of the pro-rata entitlements at the date of termination.

6.	Sickness absence will be 5 days per annum and any additional sick leave will be at Directors' discretion.

7.	Our car policy allows you the option of taking a cash payment of £10000 (Ten Thousand pounds) per annum in lieu of a car, paid monthly in arrears by direct transfer to a bank account of your choice.

8.	We will require to receive two satisfactory references, one of which should be from your current employer. Please forward details to my office.

9.	We will require to receive a satisfactory medical report from your doctor. The form should then be returned to my office, together with a note of the doctor's fee.

10.	You will be eligible to become a member of a private medical treatment scheme. The cost of your personal subscription upto £600 (Six hundred Pounds) per annum will be borne by the Company.

11.	The Company operates a contributory Pension Scheme which you are eligible to join. The scheme provides for 5% of your personal contribution and 7% of Company contribution.

Should you elect not to join the Scheme, then you must complete an Election Form which is obtainable from the Human Resources Department.

12.	You will be eligible to participate in the Bonus Scheme which will be upto 25% of basic salary linked to the attainment of personal targets set for the financial year.

13.	You will be eligible for a relocation expenses of £30000 (Thirty thousand pounds) subject to the following:
"Should your employment be terminated within two years of commencement for whatever reason, the above relocation expenses which will be reimbursed or paid direct by the Company, will be repayable by you to the Company on termination of your employment on the basis of one twenty-fourth of these expenses for each month short of the said two year period."

14.	Employment may be terminated by the Company giving 6 months notice in writing; the period of notice required from yourself by the Company is 6 months.

15.
Without prejudice to the rights of you to receive remuneration and other benefits under your contract of employment, and without prejudice to the other rights of the Company, the Company shall have a right at any time after either party has given notice to the other of termination until such termination, to require you not to attend any place of work and to exclude you from any premises of the Company (or of any Group Company) at such times as the Company, in its absolute and unfettered discretion, may determine and the Company shall be under no obligation to vest in or assign to you any powers or duties or to provide any work for you and shall have the right to suspend you (in whole or in part) from the performance of any duties or obligations hereunder.

16.
You must maintain the Company's confidentiality and not utilise for your own purpose or disclose to any person (except as may be necessary in the ordinary course of your duties) any information relating to the Company, its subsidiaries or associates, its business or affairs, its customers or its suppliers, its finances or any of its trade secrets.

17.	Restrictive Covenants

17.1.	Undertaking
You will not during the period of 6 months following the termination of your employment hereunder either on your own account or for any other person, firm or company and in competition with the Company directly or indirectly carry on or be engaged in or concerned with any business which competes with the business of the Company or any Group Company existing as at the date of termination of your employment hereunder and with which you shall have been directly or indirectly concerned PROVIDED THAT nothing contained in this clause shall preclude you from holding at any time any shares or loan capital (not exceeding one per centum of the shares or loan capital of the class concerned for the time being in issue) in any company whose shares are listed or dealt in on a recognised Stock Exchange.

17.2.	Non-solicitation
You, during the period of 6 months following the termination of your employment hereunder shall not either on your own account or for any person, firm or company directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company the custom of or provide goods or services of any description to any person, firm or company who or which at the date of termination as aforesaid or who or which in the period of 12 months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or endeavour to prevent any such person, firm or company from continuing so to deal.

17.3.	Non-enticement
You, during the period of 6 months following the termination of your employment hereunder shall not either on your own account or for any other person firm or company solicit the services of or endeavour to entice away from the Company or any Group Company any director, senior employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall you knowingly employ or aid or assist in or procure the employment by any other person firm or company of any such person

17.4.	Severability
It is hereby declared that each of the restrictions contained in Clauses 17.1, 17.2 and 17.3 above is a separate restriction and each is considered reasonable by the parties.  Notwithstanding this, if a court of competent jurisdiction shall determine that any of such restrictions is void because of unreasonableness, the parties agree to accept such modification as to the area, extent or duration of the restriction concerned as the Court may see fit to impose as a condition of validating the restriction

18.	In the event that your position is terminated due to redundancy you would be given 6 months notice or salary in lieu thereof.

19.	In order that we may comply with the Asylum and Immigration Act 1996, please provide us with one of the following document(s), to confirm your eligibility to work in the UK.

Either
•	A passport or document showing that you have the right to abode in the United Kingdom
Or
Two of the following documents:
•	A document detailing your National Insurance Number and name, such as a P45, P60, National Insurance card or letter from a Government agency.
AND
•	A full birth certificate issued in the UK, or a certificate of naturalisation, or a letter issued by the Home Office indicating no time limit on your stay.

Should you be unable to provide us with any of the above documents please contact the HR Department for a list of alternative documents which may be provided.  Any documents you supply to us will be returned to you.

We look forward to your acceptance of this challenging role and the knowledge and experience you will bring to the Company.

Should you wish to have further discussion on any points with regard to your terms of employment, please feel free to contact me.

Yours sincerely

K Ganguly

Director

I accept the appointment as detailed in the letter to me of 10.08.09, of which this is a copy, and agree to the terms and conditions therein.

Signed:	Date: